The Cincinnati Insurance Company • The Cincinnati Indemnity Company
The Cincinnati Casualty Company • The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company • CFC Investment Company • CSU Producer Resources Inc.
Investor Contact: Dennis E. McDaniel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Preliminary Second-Quarter Combined Ratio and Posts Its Portfolio Listing as of June 30, 2012

Cincinnati, July 16, 2012 – Cincinnati Financial Corporation (Nasdaq: CINF) today estimated its second-quarter 2012 property casualty combined ratio will be in the range of 108 percent to 112 percent, with continued strong core underwriting profits partially offsetting significant storm-related losses. The Cincinnati Insurance Companies’ property casualty underwriting results affect consolidated net income, which also includes contributions from investment operations and life insurance operations.

The company expects the quarter’s results to include property casualty pretax natural catastrophe losses of approximately $140 million to $160 million, with approximately two-thirds of that total from its commercial lines insurance segment. Approximately three-fourths of the 2012 second-quarter catastrophe losses were caused by two storms. In late April, Cincinnati Insurance catastrophe response teams assisted policyholders mainly in St. Louis, Louisville and Nashville; and in late June, additional claims representatives responded to affected policyholders across Midwest and Mid-Atlantic states.

The estimated impact of total catastrophe losses on the second-quarter 2012 combined ratio is expected to be approximately 17 to 19 percentage points, based on estimated property casualty earned premiums. That impact is less than half of the 40 catastrophe points reported in the 2011 second quarter. It rises slightly above the company’s historical five-year averages of 16.9 points for the second quarter. The full-year average for the five years ended December 31, 2011 was 6.3 points.

Steven J. Johnston, president and chief executive officer, commented, “For the third consecutive quarter, our non-catastrophe property casualty underwriting results trended favorably, mitigating some of the storm impact. We expect to continue benefitting from improved pricing precision and loss cost containment, as well as improving market conditions. Healthy new business and renewal price increases contributed to second-quarter property casualty net written premium growth of approximately 18 percent, but approximately 6 percent of the growth was due to second-quarter 2011 premiums being reduced by $38 million used to reinstate our property catastrophe reinsurance coverage.

“The growth of our property casualty business continues to improve our geographical diversification over time. Agencies appointed over the past 18 months, including those from our newer states of Connecticut, Oregon, Colorado, Wyoming and Texas, contributed two-thirds of the second-quarter increase in standard market property casualty new business written premiums. We are expanding our business while absorbing storm losses and responding to all claims with high quality service.”

Investment Portfolio Listing as of June 30, 2012

The company today posted a preliminary listing of its fixed-maturity and equity portfolio as of June 30, 2012, on its website at www.cinfin.com/investors. The consolidated portfolio listing with market values and amortized cost is available in PDF format and in a spreadsheet format with details of securities ownership by the parent and each subsidiary company.

Johnston concluded, “Our investment operations support our company’s exceptional financial flexibility, balancing the need for current income with the potential for long-term appreciation.”

Cincinnati Financial plans to report final results for the second quarter on Thursday, July 26, 2012, after the close of regular trading on the Nasdaq Stock Market. A conference call to discuss the results will be held at 11 a.m. ET on Friday, July 27, 2012, with a live, audio-only Internet broadcast available at www.cinfin.com/investors.

CINF 2Q12 Prelim Release 1

Safe Harbor

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2011 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
o	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities
•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Delays or performance inadequacies from ongoing development and implementation of underwriting and pricing methods or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•	Difficulties with technology or data security breaches, including cyber attacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Downgrades of the company’s financial strength ratings
o	Concerns that doing business with the company is too difficult
o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
o	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
o	Increase our provision for federal income taxes due to changes in tax law
o	Increase our other expenses
o	Limit our ability to set fair, adequate and reasonable rates
o	Place us at a disadvantage in the marketplace
o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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CINF 2Q12 Prelim Release 2